FOR IMMEDIATE RELEASE

Skinvisible Submits Innovative Obesity Patent for Advanced Transdermal Treatment

Administration of GLP-1 Receptor Agonists and CB-1 Receptor Antagonists Enhanced by Invisicare Topical / Transdermal Delivery System

LAS VEGAS, NV – May 29, 2024 – Skinvisible Pharmaceuticals, Inc. (“Skinvisible” or “the Company”), (OTCQB: SKVI), an innovative pharmaceutical research and development company, announced a major advancement in the battle against obesity. The Company has achieved a significant milestone by officially filing a provisional patent application covering formulations that leverage the Company's proprietary delivery technology Invisicare® for the transdermal administration of obesity drugs. Titled "Transdermal Delivery Composition for Delivery of CB-1 Receptor Antagonists and/or GLP-1 Receptor Agonists, and Method of Delivery," this patent filing ushers in a new era of efficient and convenient obesity drug delivery solutions.

The patent application focuses on Invisicare; a patented transdermal delivery technology designed to incorporate CB-1 receptor antagonists and/or GPL-1 receptor agonists, two classes of drugs known for their potential in obesity management, into a lotion that is applied topically to the skin using a metered applicator. Studies have demonstrated the superior transdermal penetration and controlled release of other active compounds using Invisicare's innovative technology; with certain actives exhibiting up to a tenfold increase in transdermal delivery effectiveness. By utilizing Invisicare, Skinvisible aims to not only offer patients a convenient and effective alternative to traditional oral or injectable therapies but to also enhance drug efficacy and potentially significantly reduce side effects as transdermal delivery avoids first-pass metabolism. Additionally, for long-term treatment of obesity, a transdermal delivery system could feasibly provide a convenient method for administering maintenance doses of anti-obesity medications.

The global obesity drug market is poised to exceed $30 billion by 2027, propelled by the escalating prevalence of obesity worldwide and the eagerly anticipated advent of revolutionary anti-obesity medications. Nonetheless, the impediment posed by needles and injections remains a formidable barrier to access and compliance. Skinvisible's proprietary transdermal delivery technology overcomes this obstacle, unlocking the full therapeutic potential of CB-1 and GLP-1 targeting drugs.

"Our transdermal technology has the potential to revolutionize how obesity drugs are administered, granting patients access to potent weight loss medications through the ease and convenience of a metered dose of lotion simply applied to the skin," remarked Terry Howlett, CEO of Skinvisible Pharmaceuticals. "This needle-free approach holds immense promise in enhancing treatment adherence and broadening the accessibility of obesity therapies to countless individuals grappling with weight-related challenges." He added, “This groundbreaking patent application highlights our proficiency in transdermal delivery and underscores our commitment to leveraging this capability to reshape treatment standards.”

Skinvisible is actively pursuing strategic partnerships with pharmaceutical and/or biotech companies to facilitate the introduction of the first transdermal obesity therapies to market and to explore the application of its delivery platform across diverse disease domains.

For more information on Skinvisible Pharmaceuticals, partnerships and investment opportunities, please visit www.skinvisible.com or contact info@skinvisible.com.

About Skinvisible Pharmaceuticals, Inc.

Skinvisible Pharmaceuticals, a wholly-owned subsidiary of Skinvisible, Inc., is a pioneering research and development company specializing in licensing proprietary topical and transdermal formulations utilizing its patented polymer skin delivery system; Invisicare. This innovative technology provides life-cycle management and distinctive enhancements for both topical and transdermal delivery products. Invisicare formulated as a lotion or cream, effectively adheres active ingredients to the skin facilitating a controlled release of the active to and/or through the skin and into the blood stream over time. Skinvisible has recently developed formulations for the potential treatment of obesity, along with over forty dermatology related conditions including rare skin disorders. For further details, please visit www.skinvisible.com.

Forward-Looking Statements: This press release contains 'forward looking' statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby including with respect to the possible development of any such products, the acceptance of any such products in the market place, the size of any such markets, the ability of any product candidates to be approved by the U.S. Food and Drug Administration among others. Such statements involve certain risks and uncertainties associated with an emerging company. Actual results could differ materially from those projected in the forward-looking statements as a result of risk factors discussed in Skinvisible, Inc. reports on file with the U.S. Securities and Exchange Commission (including, but not limited to, a report on Form 10Q for the period ending March 31, 2024).

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Contacts:

•	Strategic Partnerships: Doreen McMorran - doreen@invisicare.com
•	Corporate Inquiries: info@skinvisible.com
•	Office Number: 702-433-7154 (PST)

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